Exhibit 99.1

501 Fairmount Avenue, Suite 200	764 Washington Boulevard
Towson, Maryland 21286	Baltimore, Maryland 21230
Telephone 410-823-4510	Telephone 410-539-1313
Email info@hamilton-bank.com	Web www.fraternityfed.com
Web www.hamilton-bank.com

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Robert DeAlmeida

President & CEO

Hamilton Bancorp, Inc.

410-823-4510

info@hamilton-bank.com

MEDIA CONTACT:

Josie Hankey

Communications Strategist

Fallston Group, LLC

410-420-2001

josie.hankey@fallstongroup.com

Hamilton Bancorp and Fraternity Community Bancorp to Merge

Hamilton Expansion Continues With the Announcement of Second Merger This Year

TOWSON, Md. and BALTIMORE, Md. (Oct. 13, 2015)—Hamilton Bancorp, Inc. (NASDAQ: HBK) and Fraternity Community Bancorp, Inc. (OTCBB: FRTR) jointly announced today that they have entered into an agreement and plan of merger. Under the terms of the merger agreement, Fraternity Community Bancorp, Inc. and its subsidiary Fraternity Federal Savings and Loan Association (collectively, “Fraternity”) will merge into Hamilton Bancorp, Inc. and its subsidiary Hamilton Bank (collectively, “Hamilton”) in a cash transaction valued at $19.25 per share, or approximately $27 million in the aggregate. As a result of the merger, Hamilton will have eight branch locations and pro-forma assets in excess of $500 million with $340 million in loans and deposits of $400 million.

The merger is subject to certain conditions, including the approval of the shareholders of Fraternity Community Bancorp and receipt of customary regulatory approvals. The merger is expected to be completed early in the second quarter of 2016.

“We are very excited to continue our growth strategy to build a strong local community bank with increased earnings and shareholder value,” said Robert DeAlmeida, President and CEO of Hamilton. “Fraternity is a natural fit for us, given our shared dedication to providing superior products and customer service to the Greater Baltimore Metropolitan community for more than 200 years combined. The merger allows Hamilton to leverage our existing presence in Baltimore County and Baltimore City while expanding to Howard County.”

501 Fairmount Avenue, Suite 200 764 Washington Boulevard	HAMILTON BANCORP, INC. FRATERNITY COMMUNITY BANCORP, INC.	Towson, Maryland 21286 Baltimore, Maryland 21230

501 Fairmount Avenue, Suite 200 Towson, Maryland 21286 Telephone 410-823-4510 Email info@hamilton-bank.com Web www.hamilton-bank.com	764 Washington Boulevard Baltimore, Maryland 21230 Telephone 410-539-1313 Web www.fraternityfed.com

“We are excited about merging with Hamilton Bank and feel it will benefit our customers, employees and shareholders,” said Thomas Sterner, Chairman and CEO of Fraternity. “Our customers will benefit from Hamilton Bank’s expanded product offerings and technology. Hamilton shares our same community bank philosophy and believes in providing superior customer service that can only be found in a community bank and that our customers value.”

Keefe, Bruyette & Woods, Inc. acted as financial advisor to Hamilton and Luse Gorman, PC acted as its legal counsel. Sandler O’Neill + Partners, L.P. acted as financial advisor to Fraternity and Kilpatrick Townsend & Stockton, LLP acted as its legal counsel.

Please direct all media inquiries to Josie Hankey at 410-420-2001 or by email at josie.hankey@fallstongroup.com. Please direct investor inquiries for Hamilton Bancorp to Robert DeAlmeida at 410-823-4510. Please direct investor inquiries for Fraternity Community Bancorp to Tom Sterner at 410-539-1313.

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About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with approximately $358 million in assets (pro forma for the recently completed acquisition of Fairmount Bancorp, Inc.) and operates five branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Towson, Rosedale and Baltimore in Maryland. Hamilton Bank is a community bank dedicated to building lasting relationships with small and middle market businesses in southern Pennsylvania, Maryland, Washington, D.C. and northern Virginia, through mortgages, consumer loans and commercial products. Together. Let’s Grow. www.hamilton-bank.com.

About Fraternity Federal Savings and Loan

Fraternity Federal Savings and Loan Association, founded in 1913, is a savings association with three branches located in Baltimore County, Baltimore City and Howard County, Maryland. Fraternity has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. Fraternity is committed to meeting the credit needs of the community.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of Hamilton Bancorp (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,”

501 Fairmount Avenue, Suite 200 764 Washington Boulevard	HAMILTON BANCORP, INC. FRATERNITY COMMUNITY BANCORP, INC.	Towson, Maryland 21286 Baltimore, Maryland 21230

501 Fairmount Avenue, Suite 200 Towson, Maryland 21286 Telephone 410-823-4510 Email info@hamilton-bank.com Web www.hamilton-bank.com	764 Washington Boulevard Baltimore, Maryland 21230 Telephone 410-539-1313 Web www.fraternityfed.com and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in Hamilton Bancorp’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, Hamilton Bancorp assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

501 Fairmount Avenue, Suite 200 764 Washington Boulevard	HAMILTON BANCORP, INC. FRATERNITY COMMUNITY BANCORP, INC.	Towson, Maryland 21286 Baltimore, Maryland 21230